Exhibit 5.1

SEWARD & KISSEL LLP
ONE BATTERY PARK PLAZA
NEW YORK, NEW YORK 10004
WRITER'S DIRECT DIAL	TELEPHONE: (212) 574-1200	901 K STREET, NW
	FACSIMILE: (212) 480-8421	WASHINGTON, D.C. 20001
	WWW.SEWKIS.COM	TELEPHONE: (202) 737-8833
FACSIMILE: (202) 737-5184

March 27, 2025

Star Bulk Carriers Corp.
c/o Star Bulk Management Inc.
40 Agiou Konstantinou Str.
Maroussi, 15124 Athens, Greece

Re: Star Bulk Carriers Corp.

Ladies and Gentlemen:

We have acted as Marshall Islands counsel to Star Bulk Carriers Corp. (the “Company”) in connection with the Company’s registration statement on Form F-3, as filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 27, 2025, as thereafter amended or supplemented (the “Registration Statement”), relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and offering by the Company in one or more public offerings (the “Offerings”) of an indeterminate number of the Company’s securities, which may include common shares, par value $0.01 per share, preferred shares, debt securities, warrants, rights and units (the “Primary Securities”) and 6,403,268 common shares to be offered by certain selling shareholders (the “Secondary Securities” and, together with the Primary Securities, the “Securities”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company included in the Registration Statement (the “Prospectus”); (iii) the Company’s Fourth Amended and Restated Articles of Incorporation (the “Articles”); (iv) the Company’s Third Amended and Restated Bylaws; (v) the form of senior debt securities indenture; (vi) the form of subordinated debt securities indenture; and (vii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus and any related supplement thereto to be executed in connection with the Offerings will have been duly authorized, executed and delivered by each of the parties thereto; (ii) the terms of the Offerings comply or will comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and any related supplement thereto and all of the instruments, agreements and other documents relating thereto or executed in connection therewith; (iii) after the issuance of the common shares and preferred shares offered pursuant to the Registration Statement, the total number of issued common shares and preferred shares, together with the total number of common shares and preferred shares reserved for issuance upon the exercise, exchange or conversion, as the case may be, of any exercisable, exchangeable or convertible security then outstanding, will not exceed the total number of authorized common shares and preferred shares under the Articles, as amended and then in effect, and that par value of $0.01 per share has been paid for the common shares so issued; (iv) that the board of directors of the Company will have taken all actions necessary to authorize the issuance and sale of the Subscription Securities (as defined herein); and (v) that the specific terms of the Securities to be established subsequent to the date hereof will have been determined in accordance with all board resolutions or other authorization requirements, will comply with all applicable laws, and will not conflict with any instrument or agreement binding on the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:

1. Under the laws of the Republic of the Marshall Islands, the Company is validly existing.

2. The Company has the corporate power to enter into each of the indentures substantially in the form of Exhibits 4.4 and 4.5 to the Registration Statement.

3. Under the laws of the Republic of the Marshall Islands, the common shares, preferred shares, and any common shares or preferred shares underlying the warrants, units or rights, constituting Primary Securities have been duly authorized, and when issued, sold and paid for as contemplated in the Prospectus, the common shares and preferred shares will be validly issued, fully paid and non-assessable.

4. Under the laws of the Republic of the Marshall Islands, with respect to the debt securities, when the indenture substantially in the form of Exhibit 4.4 or 4.5, as applicable, relating to such debt securities (the “Indenture”) has been duly authorized and the Company has taken all necessary action to approve the issuance and terms of the debt securities and the terms of the Offerings thereof and related matters and the debt securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, as applicable, and the other applicable agreements approved by the Company and upon payment of the consideration thereof or provided for therein, the debt securities will be legally issued and will constitute legal, valid and binding obligations of the Company.

5. Under the laws of the Republic of the Marshall Islands, with respect to the warrants, the rights and the units (together the “Subscription Securities”), when the Company has taken all necessary action to approve the issuance and terms of such Subscription Securities, the terms of the Offerings and related matters and the Subscription Securities have been issued and delivered in accordance with the terms of the applicable warrant agreement, rights agreement or similar agreement approved by the Company and upon payment of the consideration therefor, if any, provided for therein and in any applicable definitive purchase, underwriting or similar agreement approved by the Company, then the Subscription Securities will be legally issued and will constitute legal, valid and binding obligations of the Company.

6. Under the laws of the Republic of the Marshall Islands, the Secondary Securities have been duly authorized, validly issued and are fully paid for and non-assessable.

The foregoing opinions are subject, in each case, to applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer, fraudulent conveyance or other similar laws affecting generally the enforceability of creditors’ rights from time to time in effect and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, including application of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles.

This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the heading “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act, or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP